Exhibit 99.1

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 20, 2012, by and among SCG Financial Holdings LLC, an Illinois limited liability company (the “Company”), Gregory H. Sachs, not individually but as Trustee of the Gregory H. Sachs Revocable Trust, Under Declaration of Trust Dated April 24, 1998, as Amended and Restated (the “Sachs Revocable Trust”), Gerald M. Sachs, not individually but as Trustee of the 2011 Sachs Family Trust (the “Sachs Family Trust”, and together with the Sachs Revocable Trust, the “Sellers”, and each individually, a “Seller”), and 2012 DOOH Investments LLC, an Illinois limited liability company (the “Buyer”, and together with the Company and the Sellers, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, the Sellers are parties to that certain Amended and Restated Operating Agreement of the Company, effective as of April 8, 2011 (the “Operating Agreement”);

WHEREAS, the Sachs Revocable Trust owns one million one hundred thirty-nine thousand forty-eight (1,139,048) Class A Units of the Company (the “Class A Units”);

WHEREAS, the Sachs Family Trust owns three hundred four thousand seven hundred sixty-two (304,762) Class A Units; and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, an aggregate number of Class A Units equal to seven hundred sixty-one thousand nine hundred five (761,905) Class A Units, consisting of (i) six hundred one thousand eighty-one (601,081) Class A Units owned by the Sachs Revocable Trust (the “Revocable Trust Units”) and (ii) one hundred sixty thousand eight hundred twenty-four (160,824) Class A Units owned by the Sachs Family Trust (the “Family Trust Units”, and together with the Revocable Trust Units, the “Purchased Units”), pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE UNITS

Section 1.1                      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase, acquire and accept the Purchased Units from the Sellers, and the Sellers shall sell, convey, assign and transfer the Purchased Units to the Buyer.

Section 1.2                      Founder Shares.  Immediately following the Closing, notwithstanding anything to the contrary in the Second Amended and Restated Operating Agreement (defined in Section 6.2(b)) or in any other agreement entered into by the Sellers, the Sellers and the Buyer shall each have the right to vote one-half (1/2) of the shares of common stock, par value $0.0001 per share (the “SPAC Common Shares”), of SCG Financial Acquisition Corp., a Delaware corporation (“SPAC”), owned by the Company, provided, however, that the Sellers and the Buyer shall each vote such shares in accordance with the terms of the Letter Agreement.

Section 1.3                      Purchase Price.  The Buyer shall pay to the Sellers, for and in consideration of the sale of the Purchasted Units by the Sellers to the Buyer, an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price”).  The Purchase Price shall be paid in the amount and in the manner set forth in Article II.

Section 1.4                      Closing.  The closing of the purchase and sale of the Purchased Units (the “Closing”) shall take place as described in Article VI on the date hereof (the “Closing Date”).

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

Section 2.1                      Payments at Closing.  At the Closing, the Buyer shall pay to the Sellers an aggregate amount equal to the Purchase Price by wire transfer of immediately available funds to the bank account specified by each Seller, in the amounts to each Seller as set forth below:

(a)      To the Sachs Revocable Trust, an aggregate amount of One Million Nine Hundred Seventy-Two Thousand Two Hundred Ninety-Six and 41/100 Dollars ($1,972,296.41); and

(b)      To the Sachs Family Trust, an aggregate amount of Five Hundred Twenty-Seven Thousand Seven Hundred Three and 59/100 Dollars ($527,703.59).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as follows:

Section 3.1                      Organization and Qualification.  The Company is an Illinois limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Company has the requisite limited liability company power and authority to conduct its business as it is now being conducted.

Section 3.2                      Authorization; Enforceability.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and this Agreement and other agreements contemplated hereunder, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery, the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions.

Section 3.3                      Organizational Documents.  The Company has made available to the Buyer copies of the Company’s organizational documents, and all such copies are complete and correct as of the date hereof.

Section 3.4                      Capitalization.  Prior to the Closing, the only record members, and the only outstanding equity interests, of the Company are as set forth on Schedule 3.4.  All of the units of the Company set forth on Schedule 3.4 are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, rights or agreements for the purchase or acquisition from the Company of any other equity interests.

Section 3.5                      No Violation.  Subject to the receipt of the consents set forth in Section 3.6, neither the execution and delivery of this Agreement or the other agreements contemplated by this Agreement, nor the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) constitute a default under the organizational documents of the Company, (b) to the Company’s knowledge, result in a material default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract or lease to which the Company is a party, or (c) to the Company’s knowledge, conflict with or violate in any material respect any laws applicable to the Company or by which any of its properties are bound or any of the licenses and permits held by the Company.

Section 3.6                      Consents.  Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement or the other agreements contemplated by this Agreement, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will require any consents from any persons or governmental authorities under any of the terms, conditions or provisions of any material contract to which the Company is a party or by which its assets are bound or which, if not obtained, would prohibit the consummation of the transactions contemplated hereby or thereby.

Section 3.7                      SPAC Shares.  Except as set forth on Schedule 3.7, the Company owns (i) one million five hundred twenty-three thousand eight hundred ten (1,523,810) SPAC Common Shares and (ii) four million warrants to purchase SPAC Common Shares, in each case, free and clear of any and all liens, charges and encumbrances.

Section 3.8                       Balance Sheet.  The Balance Sheet of the Company dated as of November 18, 2012 delivered to the Buyer (the “Balance Sheet”) (i) fairly presents the financial condition of the Company as of the date indicated therein and (ii) is in accordance with the books and records of the Company, which are accurate and complete in all material respects. Except as disclosed in the Balance Sheet, there are no material liabilities of the Company of any kind whatsoever, liquidated or unliquidated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers each, severally but not jointly, hereby represent and warrant to the Buyer as follows:

Section 4.1                      Authorization; Enforceability.  Each Seller has the power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement, to perform its obligations under this Agreement and such other agreements, and to consummate the transactions contemplated by this Agreement and such other agreements.  This Agreement has been duly executed and delivered by each Seller and such other agreements to be delivered by each Seller at Closing will be duly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of such Seller enforceable in accordance with their terms and conditions.

Section 4.2                      Title to Purchased Units.  Each Seller is the holder of record and beneficial owner of the Purchased Units set forth opposite such Seller’s name on Schedule 4.2, and such Purchased Units will, as of the Closing, be free and clear of any and all liens, charges and encumbrances.  There are no pending legal proceedings against either Seller affecting the Purchased Units or the right of either Seller to execute, deliver and perform its obligations under this Agreement or the other agreements to which such Seller is a party contemplated hereunder.  Upon delivery by the Sellers of an Assignment and Assumption Agreement to the Buyer (the “Assignment and Assumption Agreement”), good title to the Purchased Units held by each Seller will be sold, assigned, conveyed, transferred and delivered to the Buyer, free and clear of all liens, charges and encumbrances.

Section 4.3                      No Consents.  No material consent of, permit or exemption from, or declaration, filing or registration with, any governmental authority is required to be made or obtained by either Seller in connection with the execution, delivery and performance of this Agreement by each Seller.

Section 4.4                      Litigation.  There are no legal proceedings pending, or to the Sellers’ knowledge, threatened, against either Seller, nor is either Seller subject to any judgment, order or decree of any court or governmental authority that would seek to prevent any of the transactions contemplated by this Agreement or any other agreement to be delivered by either Seller hereunder.

Section 4.5                      No Violation.  Neither the execution and delivery of this Agreement or any other agreement to be delivered by the Sellers hereunder, nor the performance by either Seller of the transactions contemplated hereby or thereby, will (a) to the Sellers’ knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which a Seller is a party or (b) to the Sellers’ knowledge, conflict with or violate any material laws applicable to either Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Sellers as follows:

Section 5.1                      Organization and Qualification.  The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Buyer has the requisite limited liability company power and authority to conduct its business as it is now being conducted.

Section 5.2                      Authorization; Enforceability.  The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement, to perform its obligations under this Agreement and such other agreements, and to consummate the transactions contemplated by this Agreement and such other agreements.  This Agreement has been duly and validly executed and delivered by the Buyer and such other agreement to be delivered by Buyer at the Closing will be duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions.

Section 5.3                      No Consents.  No material consent of, permit or exemption from, or declaration, filing or registration with, any governmental authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.

Section 5.4                      Litigation.  There are no legal proceedings pending or, to the Buyer’s knowledge, threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court or governmental authority (a) that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement; (b) the outcome of which, in the reasonable judgment of the Buyer is likely to have a material effect on the ability of the Buyer to close the transactions contemplated by this Agreement or any other agreement to be delivered by Buyer hereunder.

Section 5.5                      No Violation.  Neither the execution and delivery of this Agreement or any other agreement to be delivered by Buyer hereunder, nor the performance by them of the transactions contemplated hereby or thereby will (a) to the Buyer’s knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (b) to the Buyer’s knowledge, conflict with or violate any laws applicable to the Buyer.

Section 5.6                      Investment Representation.  The Buyer is purchasing the Purchased Units for its own account with the present intention of holding such Purchased Units for investment purposes and not with a view to or for sale in connection with any public distribution of such Purchased Units in violation of any federal or state securities laws.  The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Units.  The Buyer acknowledges that the Purchased Units have not been registered under the Securities Act or any state securities laws and that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or securities laws.

Section 5.7                      No Knowledge of Misrepresentations or Omissions.  The Buyer has no knowledge that the representations and warranties of the Company or the Sellers in this Agreement and the Schedules attached hereto are not true and correct in all material respects, and the Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

Section 5.8                      Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE VI
CLOSING

Section 6.1                      Time and Place.  The Closing shall take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, on the Closing Date.

Section 6.2                      Deliveries by the Company and the Sellers.  At the Closing, the Company and the Sellers shall deliver or cause to be delivered to the Buyer:

(a)      Instruments of Transfer.  Counterpart signature pages to the Assignment and Assumption Agreement executed by each Seller;

(b)      Manager Consent.  A copy of the written consent of the Company’s sole manager, duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder, including admitting the Buyer as an additional member of the Company under the Operating Agreement;

(c)      Consents.  The Consents set forth on Schedule 3.6 (the “Consent Letter”);

(d)      Second Amended and Restated Operating Agreement.  Counterpart signature pages, of each member of the Company other than the Buyer, to the Second Amended and Restated Operating Agreement of the Company, dated as of the Closing Date (the “Second Amended and Restated Operating Agreement”); and

(e)      Other Documents.  Such other documents and instruments as the Buyer or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

Section 6.3                      Deliveries by the Buyer.  The Buyer will deliver or cause to be delivered to the Sellers:

(a)      The Purchase Price.  Payment of the Purchase Price as provided in Section 2.1(a);

(b)      Instruments of Transfer.  Counterpart signature pages to the Assignment and Assumption Agreement, executed by the Buyer;

(c)      Manager Consent.  A copy of the written consent of the Buyer’s sole manager, duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder;

(d)      Second Amended and Restated Operating Agreement.  A counterpart signature page to the Second Amended and Restated Operating Agreement;

(e)      Letter Agreement Joinder. A joinder signature page to that certain Letter Agreement re: Initial Public Offering, dated April 12, 2011, among the Company, the Sellers, Michelle Sibley, Loren Buck, Michael Wallach and Kenneth Leonard;

(f)      Consent Letter.  A counterpart signature page to the Consent Letter; and

(g)      Other Documents.  Such other documents and instruments as the Company or the Sellers or their respective counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE VII
INDEMNIFICATION

Section 7.1                      Survival of the Company’s and the Sellers’ Representations and Warranties; Time Limits on Indemnification Obligations.  All representations and warranties of the Company and the Sellers contained in, or arising out of, this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date.

Section 7.2                      Survival of the Buyer’s Representations and Warranties; Time Limits on Indemnification Obligations.  All of the representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date.

Section 7.3                       Indemnification by the Sellers Relating to the Company.   Subject to the terms, conditions and limitations set forth in this Article VII, from and after the Closing, the Sellers, severally but not jointly, shall indemnify, defend and hold harmless the Buyer from and against any and all claims, liability or losses sustained or incurred by the Buyer resulting from any breach of a representation or warranty made by the Company in Article III of this Agreement; provided, however, that in regard to a breach of a representation or warranty, the Buyer shall have asserted its claim for indemnification in writing with reasonable supporting details promptly upon discovering any such breach, and in any event, before the expiration of any applicable survival period specified in Section 7.1.

Section 7.4                      Indemnification by the Sellers.  Subject to the terms, conditions and limitations set forth in this Article VII, from and after the Closing, the Sellers shall, severally but not jointly, indemnify, defend and hold harmless the Buyer from and against any and all claims, liabilities or losses sustained or incurred by the Buyer resulting from any breach of a representation or warranty made by the Sellers in Article IV of this Agreement; provided, however, that in regard to a breach of a representation or warranty, the Buyer shall have asserted its claim for indemnification in writing with reasonable supporting details promptly upon discovering any such breach, and in any event, before the expiration of any applicable survival period specified in Section 7.1.

Section 7.5                      Indemnification by the Buyer.  Subject to the terms, conditions and limitations set forth in this Article VII, the Buyer shall indemnify, defend and hold harmless the Sellers from and against any and all claims, liabilities or losses sustained or incurred by the Sellers resulting from:

(a)      any breach of a representation or warranty made by the Buyer in Article V; provided, however, that the Sellers shall have asserted their claim for indemnification in writing promptly upon discovering any such breach, and in any event, before the expiration of any applicable survival period specified in Section 7.2;

(b)      any claim or assertion for broker’s or finder’s fees or expenses arising out of  the transactions contemplated by this Agreement by any person claiming to have been engaged by the Buyer;

(c)      any claim or assertion that the Buyer took any intentional action at any time after the Closing to knowingly  cause the Company, SPAC or Gregory H. Sachs, an individual (“Sachs”), to circumvent any of their agreements, covenants, obligations and other undertakings set forth in (i) the Consent Letter, (ii) that certain Letter Agreement re: Initial Public Offering, dated April 12, 2011, among the Company, the Sachs Revocable Trust, the Sachs Family Trust, Sachs, Michelle Sibley, Loren Buck, Michael Wallach and Kenneth Leonard (the “Letter Agreement”) or (iii) that certain Underwriting Agreement entered into between SPAC and Lazard Capital Markets LLC, as representative of the several underwriter, relating to the underwritten initial public offering of SPAC’s common stock, par value $0.0001 per share, and warrants exercisable for one (1) share of such SPAC common stock (the “Underwriting Agreement”); or

(d)      any claim or assertion that the Buyer breached after the Closing any agreement, covenant, obligation and other undertaking set forth in (i) the Consent Letter or (ii) the Letter Agreement.

(e)      Notwithstanding anything herein to the contrary, the indemnification obligations of the Buyer under Section 7.5(c) and Section 7.5(d) shall survive until the earlier of one (1) year from (i) the date of dissolution of SPAC or (ii) the date of the closing of the initial business combination of SPAC.

Section 7.6                      Exclusion of Other Remedies.  The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article VII shall constitute the sole and exclusive remedies of the Parties for any claims, liabilities or losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the other agreements contemplated by this Agreement and the transactions contemplated hereby and thereby.  The Buyer agrees that the aggregate liability of the Sellers under Section 7.3 and Section 7.4 shall be limited to the Purchase Price and in no event shall the Sellers owe any amounts exceeding the Purchase Price to the Buyer under this Article VII.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                      Notices, Consents, etc.  Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission or by email, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Sellers:

615 N. Wabash Ave.
Chicago, IL 60611
Attention: Gregory H. Sachs
Telephone: 312-784-3955
Facsimile: 312-784-3966
E-mail: gsachs@sachscapitalgroup.com

with a copy to:

DLA Piper US (LLP)
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attention: Ameer Ahmad
Telephone: 312-368-3440
Facsimile: 312-251-2850
E-mail: ameer.ahmad@dlapiper.com

If to the Buyer:

2012 DOOH Investments LLC
540 W. Madison
Suite 2500
Chicago, IL 60667
Attention: Donald R. Wilson, Jr.
Telephone: 312-542-1001
Facsimile: 312-542-1002
E-mail: dwilson@drwholdings.com

with a copy to:

Roberts McGivney Zagotta LLC
55 W. Monroe Street, Suite 1700
Chicago, IL 60603
Attention: Michael S. Roberts
Telephone: 312-251-2295
Facsimile: 312-878-0327
E-mail: mroberts@rmczlaw.com

Date of service of such notice shall be (i) the date such notice is delivered by hand or by email, (ii) one (1) business day following the delivery by express overnight delivery service, (iii) the date confirmation of transmission is received if sent by facsimile during any business day, or the next succeeding business day if confirmation of transmission is not received on a business day, or (iv) three (3) days after the date of mailing if sent by certified or registered mail.

Section 8.2                      Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

Section 8.3                      Successors; Assignment.  This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Buyer without the prior written consent of the Sellers.

Section 8.4                      Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in multiple counterparts, by pdf or facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5                      Expenses.  Except as otherwise provided in this Agreement, each of the Sellers, the Company and the Buyer shall bear and pay for all of its own costs, fees  and expenses incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby and thereby.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their respective affiliates to, join in the execution of any such tax returns and other documentation.

Section 8.6                      Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

Section 8.7                      Table of Contents and Headings.  The table of contents and section headings of  this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 8.8                      Entire Agreement.  This Agreement, the recitals herein, the Schedules attached hereto and the Exhibits attached hereto and the other agreements contemplated hereunder, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.  This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 8.9                      Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the Parties, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such persons and for the benefit of no other person.

Section 8.10                      Disclosure Generally.  All Exhibits and Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Exhibits and Schedules.

Section 8.11                      Acknowledgment by the Buyer; Disclaimers.

(a)      The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement, including the Schedules attached hereto.  The Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by either Seller, the Company or any of their respective representatives or relied upon by the Buyer.

(b)      The Buyer acknowledges that none of the Sellers, the Company, nor any other person acting on behalf of either Seller or the Company or any of their affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules attached hereto.  The Buyer further agrees that neither the Sellers nor any other person shall have or be subject to any liability to the Buyer or any other person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information and any information, document or material made available to the Buyer or the Buyer’s representatives in any form in expectation of the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

COMPANY:	SELLERS:

SCG Financial Holdings LLC
/s/ Gregory H. Sachs
Gregory H. Sachs, not individually but as
By: /s/ Gregory H. Sachs	Trustee of the Gregory H. Sachs Revocable
Name: Gregory H. Sachs	Trust, Under Declaration of Trust Dated
Title: Manager	April 24, 1998, as Amended and Restated

/s/ Gerald M. Sachs
Gerald M. Sachs, not individually but as Trustee of the 2011 Sachs Family Trust

BUYER:

2012 DOOH INVESTMENTS LLC

By: DOOH Investment Management LLC
Its: Manager

By: /s/ Donald R. Wilson, Jr.
Name: Donald R. Wilson, Jr.
Title: Manager

SCHEDULE 3.4

Units of the Company

Name	Class A Units	Class B Units	Class C Units
Sachs Revocable Trust	1,139,048	0	0
Sachs Family Trust	304,762	0	0
Michelle Sibley	0	20,000	0
Loren Buck	0	20,000	0
Michael Wallach	0	20,000	0
Kenneth Leonard	0	0	20,000
Total	1,443,810	60,000	20,000

SCHEDULE 3.6

Consents

Consent of Lazard Capital Markets LLC in connection with that certain Letter Agreement re: Initial Public Offering, dated April 12, 2011, among SPAC, the Company, the Sachs Revocable Trust, the Sachs Family Trust, Gregory H. Sachs, individually, Michelle Sibley, Loren Buck, Michael Wallach and Kenneth Leonard.

SCHEDULE 3.7

SPAC Shares

A portion of the SPAC Common Shares owned by the Company in an amount equal to three percent (3%) of the issued and outstanding SPAC Common Shares are subject to forfeiture by the Company in the event the last sale price of SPAC Common Shares does not equal or exceed Twelve Dollars ($12.00) per SPAC Common Share for any twenty (20) trading days within any thirty (30) trading day period within twenty-four (24) months following the closing of SPAC’s initial business combination.

SCHEDULE 4.2

Title to Purchased Units

Name	Class A Units	Class B Units	Class C Units
Sachs Revocable Trust	601,081	0	0
Sachs Family Trust	160,824	0	0